Exhibit 10.2

                               SEVERANCE AGREEMENT

         This Agreement ("Agreement") is entered into as of April 15, 1999 between ESKIMO PIE CORPORATION, a Virginia corporation ("Eskimo Pie"), and William J. Weiskopf ("Executive").

         1. Definitions of Certain Terms. For purposes of this Agreement,

            (a) a "Termination" shall occur if Executive's employment by Purchaser is terminated by Purchaser at any time within two years following Sale of the Flavors Division for reasons other than:

                  (i)   for Cause (as defined in Section 3(a));

                  (ii) as a result of Executive's death, permanent disability, or retirement at or after the first day of the month following the month in which Executive attains age 65 ("Normal Retirement Date");

            (b) a "Termination" shall also occur if Executive's employment by Purchaser is terminated by Executive for Good Reason (as defined in Section 4) within two years following Sale of the Flavors Division; and

            (c) "Sale of the Flavors Division" shall mean the consummation of the sale or disposition by Eskimo Pie of substantially all the assets or business of its Flavors Division to a third party ("Purchaser").

         2. Benefit upon Termination. Except as provided in Section 3, upon Termination, Eskimo Pie agrees to provide or cause Purchaser to provide to Executive the benefits described in Section 2(a) below, subject to the limitations set forth in Sections 2(b) and (c) below:

            (a) Benefit Payment. Executive shall receive (i) within five business days of Termination a lump sum payment in cash in an amount equal to one times Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time and (ii) no later than the end of the month following the month of Termination a lump sum payment in cash in an amount equal to Executive's actual bonus incentive (including any proration), if any, payable for 1999.

            (b) Other Benefit Plans and Perquisites. The benefit payable upon Termination in accordance with this Section 2 is not intended to exclude Executive's participation in any benefit plans or enjoyment of other perquisites which are available to executive personnel generally in the class or category of Executive or to preclude such other compensation or benefits as may be authorized from time to time by Purchaser.

            (c) No Duty to Mitigate. Executive's entitlement to benefits hereunder shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

            (d) Interest on Delayed Payments. If payment of any benefit due to Executive under this Section 2 is not timely made, Executive shall be entitled to interest on the amount not timely paid at 120% of the applicable federal rate, compounded semi-annually, under Section 1274(d) of the Code determined at the time Sale of the Flavors Division occurs, such interest to accrue from the date such payment is due through the date of payment thereof.

         3. Conditions to the Obligations of Eskimo Pie and Purchaser. Eskimo Pie shall have no obligation to provide or cause Purchaser to provide to Executive the benefit described in Section 2 hereof if the following event shall occur:

            (a) Termination for Cause. Purchaser shall terminate Executive's employment for Cause. For purposes of this Agreement, termination of employment for "Cause" shall mean termination solely for dishonesty, conviction of a felony, or willful unauthorized disclosure of confidential information of Purchaser.

         4. Termination for Good Reason. Executive may terminate his employment with Purchaser following Sale of the Flavors Division for Good Reason and shall be entitled to receive the benefit described in Section 2 hereof. For purposes of this Agreement, "Good Reason" shall mean:

            (a) a reduction by Purchaser in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

            (b) Purchaser's  requiring Executive to be based anywhere other than
(i) Richmond, Virginia, (ii) Milwaukee, Wisconsin or (iii) any location which Executive agrees in writing is not objectionable, except for required travel on Purchaser's business to an extent substantially consistent with Executive's present business travel obligations;

            (c) except in the event of reasonable administrative delay, the failure by the Purchaser to pay to Executive any portion of Executive's current compensation within seven (7) days of the date such compensation is due;

            (d) the failure of Eskimo Pie or Purchaser to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof;

            (e) the failure by Purchaser to provide Executive with participation in any compensation plan in which Executive participates immediately prior to Sale of the Flavors Division that is material to Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Purchaser to provide Executive with participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as it existed at the time of Sale of the Flavors Division; or

            (f) the failure by Purchaser to provide Executive with benefits substantially similar in the aggregate to those enjoyed by Executive under any of Eskimo Pie's life insurance, medical, health and accident, disability plans, or other welfare and defined benefit plans (qualified and non-qualified) in which Executive was participating at the time of Sale of the Flavors Division, the taking of any action by Purchaser which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of Sale of the Flavors Division, or the failure by Purchaser to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with Eskimo Pie in accordance with Eskimo Pie's normal vacation policy in effect at the time of Sale of the Flavors Division.

         5. Other Covenants. Upon Termination, if Executive is entitled to receive the benefit described in Section 2, then:

            (a) At Executive's request, Purchaser shall arrange outplacement services for Executive, at Purchaser's expense, for a period of one year following Termination.

            (b) Executive and/or his qualified dependents shall be provided coverage, at his/their expense, under any medical benefit plans covering him and/or them at the time of Termination in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

         6. Confidentiality: Non-Solicitation: Cooperation.

            (a) Confidentiality. At all times following Termination, Executive will not, without the prior written consent of Eskimo Pie and Purchaser, disclose to any person, firm or corporation any confidential information of Eskimo Pie or its subsidiaries or affiliates or Purchaser which is now known to him or which hereafter may become known to him as a result of his employment or association with Eskimo Pie or Purchaser and which could be helpful to a competitor; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.

            (b) Non-Solicitation. For a period of three years following the date of Termination, Executive will not induce or attempt to induce, either directly or indirectly, any management or executive employee of Eskimo Pie or of any of its subsidiaries or affiliates or of Purchaser to terminate his or her employment.

            (c) Cooperation. At all times following Termination, Executive will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning Eskimo Pie or any of its subsidiaries or affiliates (other than any legal proceedings concerning Executive's employment) or of Purchaser. In connection with such cooperation, Eskimo Pie or Purchaser will pay or reimburse Executive for reasonable expenses actually incurred.

            (d) Remedies for Breach. It is recognized that damages in the event of breach of Sections 6(a) and (b) above by Executive would be difficult, if not impossible, to ascertain, and it is therefore specifically agreed that Eskimo Pie and Purchaser, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude Eskimo Pie or Purchaser from pursuing any other rights and remedies at law or in equity which Eskimo Pie or Purchaser may have.

         7. Term of Agreement. This Agreement shall commence on the date hereof and shall remain in force until the earlier of December 31, 1999 or a "Change in Control" as that term is defined in the Executive Severance Agreement dated as of September 1, 1997 between Eskimo Pie and Executive; provided, however, that if Sale of the Flavors Division occurs during the term of this Agreement, this Agreement shall continue in effect for a period of 24 months beyond the month in which the Sale of the Flavors Division occurred. This Agreement shall terminate automatically in the event of a Change in Control, it being the express intent of the parties that no benefit shall be payable under this Agreement in the Event of a Change in Control.

         Notwithstanding the foregoing, this Agreement shall terminate if either Eskimo Pie or Executive terminates the employment of Executive before Sale of the Flavors Division occurs. Except as otherwise provided in Section 9(b), this Agreement shall also terminate upon the Executive's death or permanent disability.

         8. Adjudication and Expenses.

            (a) If a dispute or controversy arises under or in connection with this Agreement, Executive shall be entitled to an adjudication in an appropriate court of the State of Virginia, or in any other court of competent jurisdiction. Alternatively, Executive, at Executive's option, may seek an award in arbitration to be conducted by a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association.

            (b) If any contest or dispute shall arise under this Agreement involving the failure or refusal of Eskimo Pie to perform fully in accordance with the terms hereof, Eskimo Pie shall reimburse Executive, on a current basis, for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of BankAmerica from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date Eskimo Pie receives Executive's statement for such fees and expenses through the date of payment thereof. Such reimbursement shall include the cost of attorney's fees in reviewing this Agreement in connection with such contest or dispute and in negotiating or attempting to negotiate a settlement of such contest or dispute prior to Executive's making such claim or commencing any action or proceeding and in settling any matter relating to this Agreement.

            (c) If any claim, action or proceeding (including without limitation a claim, action or proceeding by Executive against Eskimo Pie) occurs with respect to this Agreement other than one described in Section 8(b), Eskimo Pie shall pay or reimburse Executive for all costs and expenses, including without limitation court costs and attorneys' fees, incurred by Executive as a result thereof, provided that if the claim, action or proceeding is by Executive against Eskimo Pie, Executive is successful in whole or in part on the merits or otherwise in such claim, action or proceeding. Such reimbursement shall include interest in an amount equal to the prime rate of BankAmerica from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date Eskimo Pie receives Executive's statement for such fees and expenses through the date of payment thereof.

         9. Successors; Binding Agreement.

            (a) This Agreement shall inure to the benefit of and be binding upon Eskimo Pie and its successors and assigns. Eskimo Pie will require (i) any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Eskimo Pie and (ii) the Purchaser and its successors to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Eskimo Pie would be required to perform it if no such succession had taken place.

            (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable hereunder if Executive had continued to live, any such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, Executive's estate.

         10. Miscellaneous.

            (a) Assignment. No right, benefit or interest hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, and any attempt thereat shall be void; and no right, benefit or interest hereunder shall, prior to receipt of payment, be in any manner liable for or subject to the recipient's debts, contracts, liabilities, engagements or torts.

            (b) Construction of Agreement. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of Eskimo Pie. This Agreement is not, and nothing herein shall be deemed to create, a commitment of continued employment of Executive by Eskimo Pie or by any of its subsidiaries and affiliates.

            (c) Statutory References. Any reference in this Agreement to a specific statutory provision shall include that provision and any comparable provision or provisions of future legislation amending, modifying, supplementing or superseding the referenced provision.

            (d) Amendment. This Agreement may not be amended, modified or terminated except by written agreement of both parties.

            (e) Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby.

            (f) Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

            (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which together shall constitute one agreement.

            (h) Taxes. Any payment required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like, and Eskimo Pie shall use its best efforts to satisfy promptly all such requirements.

            (i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

            (j) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.

         Each of the parties has therefore caused this Agreement to be executed on its or his behalf as of the date first written above.

                                     ESKIMO PIE CORPORATION

                                     By   /s/ David B. Kewer
                                     -----------------------------------

                                     EXECUTIVE

                                     /s/ William J. Weiskopf
                                     -----------------------------------